Exhibit 10.13

May 8, 2026

Ms. Katherine Dowling

Katherine@bstr.com

Dear Ms. Dowling,

We are pleased to memorialize the terms of your employment as President of BSTR Newco, LLC (the “Company”) pursuant to the terms and conditions of this amended and restated offer letter (this “Offer”). Your employment with the Company was effective as of October 31, 2025 (the “Effective Date”).

As you are aware, the Company and certain of its affiliates entered into that certain Business Combination Agreement, dated July 16, 2025, with, inter alia, Cantor Equity Partners I, Inc. (“SPAC”), pursuant to which, upon the closing of the transactions contemplated thereunder (the “Closing”), the Company will become a wholly owned subsidiary of BSTR Holdings, Inc. (“Pubco” and together with the Company, the “Group”) and Pubco securities will become publicly traded on a U.S. national securities exchange (the “Transaction”).

1. Position, Responsibilities & Reporting: During your employment with the Company, you will serve as President of the Company, reporting to its Chief Executive Officer, and upon the Closing, you will serve (and the Company will take all commercially reasonable actions to cause you to serve) as President of Pubco, and you will report to the Board of Directors of Pubco (the “Board”). Your duties will include such duties as reasonably assigned to you by the Board consistent with your position as President. You agree to devote your full business time, attention and best efforts to the performance of your duties and to the furtherance of the Group’s interests and to not engage in outside activities that create a conflict of interest without Board consent. Furthermore, the Company shall cause you to be appointed as a member of the Board upon the Closing.

2. Employment Term; Location: Your employment commenced on the Effective Date and will continue subject to the terms of this Offer until terminated in accordance with the terms of this Offer. Your principal place of employment will be your place of residence, and you will work remotely, subject to customary business travel as required in order to satisfy your duties to the Company.

3. Base Salary. In consideration of your services, you will be paid a base salary of $800,000 per year, payable in accordance with the standard payroll practices of the Company and subject to all withholdings and deductions as required by law.

4. Annual Bonus. Beginning in 2026, for each fiscal year of the Group during your employment, you will be eligible to receive a discretionary annual cash bonus (the “Annual Bonus”) in an amount up to 100% of your base salary, as determined by the Board or a duly authorized committee thereof, which Annual Bonus will be payable in January following each fiscal year for which the Annual Bonus is earned, subject to your continued employment with the Group through the payment date. Given your 2025 start date, and the fact that the commencement of the bonus period will be 2026, you will be entitled to receive a bonus of $400,000, subject to all withholdings and deductions as required by law, paid at or around the Closing date for the 2025 period, subject to your continued employment with the Group through the Closing date.

5. Equity Incentives. In consideration for your services to the Group, commencing at the meeting of the Board (or a duly authorized committee of the Board) occurring on or about January 2027 and at the meeting occurring on or about each January thereafter, you will be eligible to receive one or more equity awards with a target grant date value equal to USD $2,000,000 annually, divided equally between time-based and performance-based awards (for the performance awards, the actual grant date value may be higher or lower than the target grant date value). Those awards will vest in three equal annual installments, subject to your continued employment with the Group on the applicable vesting date; provided that upon a termination of employment your awards will vest to the extent provided in paragraph 8 below. With respect to the time-based portion of the initial grant made in January 2027, the vesting commencement date will be deemed to be January 2026, such that one-third (1/3) of the award will be vested as of the grant date, and the remaining two-thirds (2/3) will vest in equal annual installments thereafter.

Starting in 2027, the amount of annual time-based awards granted to you will have a grant date value of at least USD $1,000,000. The amount of the performance-based awards that may be granted to you annually will be determined by the Board (or a duly authorized committee of the Board) based on your achievement of performance measures determined by the Board (or its duly authorized committee) during the preceding year (e.g., the January 2027 performance-based award will be granted based on your performance in respect of 2026). Pubco expects to adopt an equity incentive plan in connection with the Closing, and all awards will be granted under such plan and will be subject to the terms and conditions of the applicable plan and award agreements.

In addition, following a “Change in Control” (as such term is defined in the Pubco equity plan), your equity awards will vest in full (with any performance-based awards deemed to be achieved at target performance) if your employment is terminated by the Company (or its successor) without Cause or you resign for Good Reason within twelve (12) months following such Change in Control.

6. Transaction Success Award. In recognition of your efforts in support of the Transaction, subject to approval by the Board or a duly authorized committee thereof and contingent upon the Closing, you will be eligible to receive a grant of 50,000 restricted stock units under Pubco’s equity incentive plan (the “Transaction Success Award”). The Transaction Success Award will vest in equal annual installments on each of the first three anniversaries of the Closing, subject to your continued employment (subject to 8(iii)) with the Group through each applicable vesting date, applicable tax withholding and compliance with securities laws.

7. Benefits; Paid Time Off. You, your spouse and your dependents will be eligible to participate in the employee benefit plans and programs generally available to the Group’s executive officers, subject to the terms and conditions of such plans and programs. You will be entitled to paid vacation in accordance with the Group’s policies in effect from time to time. The Group reserves the right to amend, modify or terminate any of its benefit plans or programs at any time and for any reason.

8. Termination of Employment. If your employment is terminated by the Company without Cause or you resign for Good Reason, upon execution and non-revocation of a customary release of claims in favor of the Group, you will receive:

(i) twelve (12) months of your base salary and health care premium coverage (or cash equivalent if COBRA is unavailable);

(ii) a pro rata portion of your target Annual Bonus up to the termination date plus an additional 25% of your target Annual Bonus if your employment is terminated without Cause and such termination occurs during the first three (3) months of a bonus year;

(iii) acceleration of any then-unvested time-based equity awards and any portion of the Transaction Success Award that would have vested during the twelve (12) months following your termination date, with all other time-based awards and any remaining portion of the Transaction Success Award forfeited as of the termination date;

(iv) performance-based equity awards (including PSUs or other performance awards) will vest only to the extent the applicable performance criteria was achieved prior to the termination date, and then based on a pro-rata portion of the vesting tranche then in progress, based on the number of days worked during such vesting period, with the remainder of all such performance-based equity awards forfeited as of the termination date; and

(v) in the event the termination without Cause or resignation for Good Reason occurs during 2026, or in 2027 before the January 2027 equity incentives are granted, then you will be entitled to receive a cash payment equal to $333,333 (which is equal to one-third (1/3) of the grant date value of the time-based equity awards you would have been entitled to receive in January 2027).

For purposes of this Offer, “Cause” shall mean: (i) your conviction of, or plea of guilty or nolo contendere to, a felony (or state law equivalent) or a crime involving moral turpitude; (ii) your misappropriation or embezzlement of Group funds or your act of fraud or dishonesty causing or that could reasonably be expected to cause the Company or any member of the Group, material harm; (iii) your commission of gross misconduct which is materially injurious to the Company or any member of the Group; or (iv) your breach of any restrictive covenants applicable to your employment, material breach of an agreement with the Company or any member of the Group or willful violation of a Group policy or a clear and legal directive of the Board. The Company shall not terminate your employment with Cause without first providing written notice specifically identifying the acts or omissions constituting the grounds for a termination for Cause and, where applicable, a reasonable opportunity to cure (to the extent curable) for a period of not less than ten (10) business days following such notice.

For purposes of this Offer, “Good Reason” will mean the occurrence of one or more of the following without your consent: (i) a material reduction in your executive responsibilities, title or reporting line; (ii) a material reduction in your base pay or bonus opportunity other than a reduction applicable to all similarly situated employees; or (iii) the requirement that you report to work at a location more than thirty (30) miles from your home. In order to terminate your employment for Good Reason, you must provide the Company with written notice of the acts or omissions constituting the grounds for “Good Reason” within thirty (30) days of the initial existence of the specific grounds for “Good Reason,” and the Company shall have sixty (60) days from the date on which such notice is provided to cure such circumstances. If the Company does not cure such circumstances within sixty (60) days from the date on which you provided the Company with written notice, you may terminate your employment for "Good Reason" within thirty (30) days after the end of the cure period. If you do not terminate your employment for "Good Reason" within thirty (30) days after the end of the cure period, then you will be deemed to have waived your right to terminate your employment for “Good Reason” with respect to the grounds giving rise to the cure period.

9. Restrictive Covenants; Arbitration. As a condition to your employment, you will be required to execute (and not revoke) a restrictive covenants agreement provided by the Company, which will include customary terms, including with respect to confidentiality and assignment of intellectual property rights. That agreement will comply with California law, where your employment is based. All disputes or claims that you may have under this Offer or otherwise related to your employment with the Company will be subject to final, binding and confidential arbitration held in California and conducted by JAMS Mediation, Arbitration and ADR Service under its rules and procedures applicable to Employment Disputes in California, and the arbitrator will have the right to compel adequate discovery and award relief as permitted by law. The arbitrator will have the power to award any remedies available under applicable law, including the ability to award attorneys’ fees. You hereby waive your right to resolve any such disputes through trial by jury, judge or administrative proceeding. Notwithstanding the foregoing, you and the Company will be permitted to seek injunctive relief in court in order to prevent irreparable harm pending the conclusion of any such arbitration, you will not be required to arbitrate any claims which by law cannot be the subject of a compulsory arbitration agreement, and nothing precludes you from filing charges with the federal EEOC or similar state or local agency.

10. Taxes. Your compensation and benefits received from the Company or any of its affiliates will be subject to applicable tax withholding and deductions. If you were to receive any payment or benefit from the Company or any of its affiliates that would constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code (the “Code”), then, to the extent any excise tax under Section 4999 of the Code applies to such payment or benefit, the payment or benefit will be reduced to an amount that would result in no such excise tax, only if the after-tax amount is greater to you than if no reduction had occurred (after taking into account all applicable taxes). Payments provided to you under this Offer are intended to be either exempt from or comply with Section 409A of the Code (“Section 409A”) and will be interpreted accordingly, and any payments or benefits provided to you in installments will be deemed to be separate payments for purposes of Section 409A. To the extent necessary to avoid the imposition of an excise tax under Section 409A, any payments or other benefits provided to you may be paid no earlier than six months and one day after your separation from service (or earlier upon your death), and all payments that constitute deferred compensation under Section 409A and are payable to you upon your termination of employment shall only be paid if your termination constitutes a “separation from service” under Section 409A.

11. Assignment; Entire Agreement: This Offer is assignable solely by the Company. This Offer, and the restrictive covenants agreement referenced herein, constitutes the entire agreement and understanding between you and the Company and supersedes any prior understandings, agreements or representations.

12. Amendment; Termination; Severability; Counterparts: This Offer may only be amended by mutual written agreement between you and the Company. Any provision of this Offer, or the restrictive covenants agreement, that is held to be invalid, illegal or unenforceable shall not affect the validity, legality and enforceability of any remaining provisions. This Offer may be executed in counterparts, including by electronic signature, each which will constitute the same instrument.

13. Governing Law: This Agreement shall be governed by and construed in accordance with the internal laws of the State of California, excluding conflict of law provisions.

Yours sincerely,

/s/ Adam Back
By:	Adam Back
Title:	Chief Executive Officer

Katherine Dowling

/s/ Katherine Dowling
Katherine Dowling

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